As filed with the Securities and Exchange Commission on March 13, 2007

Registration No. 333-83723

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NATIONAL MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	95-3819685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1880 Century Park East, Suite 800

Los Angeles, California 90067

(Address of principal executive offices)

National Mercantile Bancorp 1996 Stock Incentive Plan

(Full title of the plan)

Scott A. Montgomery,

President and Chief Executive Officer

1880 Century Park East, Suite 800

Los Angeles, California 90067

(Name and Address of Agent For Service)

(310) 277-2265

(Telephone Number, Including Area Code, of Agent for Service)

DEREGISTERING OF SHARES

This Post-Effective Amendment No.1 relates to the Registration Statement on Form S-8 (File No. 333-83723) filed with the Securities and Exchange Commission on July 26, 1999 (the “Registration Statement”), which registered 65,000 shares of common stock, no par value per share (the “NMB Common Stock”), of National Mercantile Bancorp (“NMB”) related to the National Mercantile Bancorp 1996 Stock Incentive Plan.

On March 12, 2007, pursuant to the terms of an Agreement and Plan of Merger, dated as of June 15, 2006, by and among NMB, FCB Bancorp (“FCB”), and First California Financial Group, Inc. (“FCFG”), a new Delaware corporation formed and wholly-owned by NMB, NMB merged with and into FCFG (the “Reincorporation Merger”), and each share of NMB Common Stock has been converted into the right to receive one (1) share of FCFG common stock, $0.01 par value per share (“FCFG Common Stock”).

As a result of the Merger, NMB has terminated all of its offerings of NMB Common Stock and related participation interests pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by NMB in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of NMB which remain unsold at the termination of the offering, NMB hereby removes from registration all NMB Common Stock and participation interests registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 12th of March, 2007.

NATIONAL MERCANTILE BANCORP

By:	/s/ Scott A. Montgomery
Scott A. Montgomery
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott A. Montgomery	President and Chief Executive Officer, Director (principal executive officer)	March 12, 2007
Scott A. Montgomery

/s/ David R. Brown	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	March 12, 2007
David R. Brown

*	Chairman of the Board, Director	March 12, 2007
Robert E. Gipson

*	Vice Chairman of the Board, Director	March 12, 2007
Robert E. Thomson

*	Director	March 12, 2007
Donald E. Benson

*	Corporate Secretary, Director	March 12, 2007
Joseph N. Cohen

*	Director	March 12, 2007
Antoinette Hubenette, M.D.

*	Director	March 12, 2007
Dion G. Morrow

*	Director	March 12, 2007
Carl R. Terzian

/s/ W. Douglas Hile	Director	March 12, 2007
W. Douglas Hile

*By:	/s/ Scott A. Montgomery
Scott A. Montgomery Attorney-in-fact